     As filed with the Securities and Exchange Commission on May 22, 1996.
                                                    Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.
                             ____________________
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ____________________
                                7TH LEVEL, INC.
            (Exact name of registrant as specified in its charter)

            DELAWARE                   1110 EAST COLLINS BOULEVARD, SUITE 122         75-2480669
(State or other jurisdiction of               RICHARDSON, TEXAS  75081             (I.R.S. Employer
incorporation or organization)                    (214) 498-8100                   Identification No.)
                                    (Address, including ZIP code, and telephone
                                         number, including area code of
                                     registrant's principal executive offices)

                             ____________________
                               GEORGE D. GRAYSON
               CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                    1110 EAST COLLINS BOULEVARD, SUITE 122
                           RICHARDSON, TEXAS  75081
                                (214) 498-8100
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                             ____________________
                                  Copies to:
                               DEREK R. MCCLAIN
                                JAMES A. KRAUSE
                            VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                               2001 ROSS AVENUE
                             DALLAS, TEXAS  75201
                                (214) 220-7700
                             ____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                     CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
      TITLE OF EACH CLASS         AMOUNT TO BE     OFFERING PRICE         AGGREGATE        REGISTRATION
 OF SECURITIES TO BE REGISTERED    REGISTERED       PER SHARE(1)      OFFERING PRICE (1)       FEE
- --------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value ..  80,000 shares       $12 1/8             $970,000            $334.48
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), using the average of the high and low prices on May 20, 1996, as reported on the Nasdaq National Market.
                             ____________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION,  DATED MAY 22, 1996


                                                                      PROSPECTUS


                                7TH LEVEL, INC.

                         80,000 SHARES OF COMMON STOCK



     This Prospectus relates to the periodic offer and sale by each of the Selling Stockholders named herein (collectively, the "Selling Stockholders") of up to an aggregate of 80,000 shares (collectively, the "Shares") of the common stock, par value $.01 per share ("Common Stock"), of 7th Level, Inc., a Delaware corporation (the "Company"), which were acquired in a private transaction.

     The Selling Stockholders may offer the Shares from time to time to purchasers directly or through underwriters, dealers or agents. The Shares may be sold at market prices prevailing at the time of sale or at negotiated prices.

     The Common Stock, including the Shares, is listed on the Nasdaq National Market ("NASDAQ"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The address of the principal executive offices of the Company is 1110 East Collins Boulevard, Suite 122, Richardson, Texas 75081, and its telephone number at that address is (214) 498-8100.

                             ____________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED PRIOR TO PURCHASING ANY OF THE SHARES.
                             ____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is May 22, 1996.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Prospectus or an offer to sell or a solicitation of an offer to buy any of the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale or distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.


                             AVAILABLE INFORMATION

     Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, to which reference is hereby made for further information. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission, and the information included therein, are hereby incorporated by reference in this Prospectus:

     (i)   Annual Report on Form 10-K for the year ended December 31, 1995; and

     (ii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996; and

     (iii) The description of the Company's Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 0-24936) filed with the Commission on October 12, 1994.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering of the shares made hereby shall also be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Upon the written or oral request of any person to whom a copy of this Prospectus has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Prospectus but not delivered herewith. Requests for such documents should be addressed to:

                                7th Level, Inc.
                              Attention: Chairman
                          1110 East Collins Boulevard
                                   Suite 122
                           Richardson, Texas  75081
                                (214) 498-8100


                                 RISK FACTORS

     Prospective investors should consider carefully the following factors relating to the Company and the offering, together with the information and financial data set forth elsewhere in this Prospectus, prior to purchasing any shares of Common Stock offered hereby.

HISTORICAL OPERATING LOSSES

     The Company has yet to achieve profitability. As of March 31, 1996, the Company had an accumulated deficit of approximately $26,545,134. Since its acquisition of the assets of a sole proprietorship owned by George D. Grayson (the "7th Level Sole Proprietorship") in February 1994, the Company has been engaged in the development of its proprietary production technologies and the development, production and distribution of its products. The Company is currently developing more than ten new titles; however, through March 31, 1996, the Company had generated revenues from only eight titles. Accordingly, the Company has experienced operating losses and expects such losses to continue in 1996. There can be no assurance that the Company will be able to achieve profitability and, if achieved, to sustain such profitability.

QUARTERLY FLUCTUATIONS; SEASONALITY

     The Company anticipates that its quarterly operating results will fluctuate as a result of changes in the composition of the Company's revenues, the number and timing of new product introductions, product shipments, product returns, marketing expenditures, research and development expenditures and promotional programs. Orders are generally shipped promptly upon receipt, and the Company does not currently have any significant backlog. In addition, the Company expects its business to be seasonal in that net revenues and operating income in the consumer software industry are typically highest in the fourth quarter as a result of the increased demand for products during the year-end holiday selling season. If product introductions planned for the peak holiday season are delayed beyond such season, the Company's operating results could be materially adversely affected.

STOCK PRICE VOLATILITY

     The trading price of the Common Stock has been and may continue to be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements concerning new products, strategic relationships or technological innovations by the Company or its competitors, general conditions in the software, computer and entertainment industries and other events or facts. In recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Common Stock.

DEPENDENCE ON MARKET ACCEPTANCE; DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS; PRODUCT DELAYS

     Consumer preferences for interactive software products are difficult to predict, and only a small percentage of such software products enjoy sustained market acceptance. The Company's success depends upon its ability to develop new, commercially-successful products and to replace revenues from products at the later stages of their life cycles. In addition, the Company's success will depend upon its ability to develop popular characters and to license recognized characters and properties from third parties for its software titles. If the Company is unable to develop popular characters or if the cost of licensing characters and properties from third parties becomes prohibitive, the Company's operating results could be adversely affected. In addition, the Company has in the past and may in the future prepay royalties to third parties. There can be no assurance that the sales of products associated with such royalties will be sufficient to cover the amount of such prepayment. The Company currently has various agreements to license properties that generally include royalty percentages ranging from 10% to 15% of revenues less returns and allowances and, in certain cases, less cost of goods sold or production expenses, or both. The introduction of new products is subject to the inherent risks of development delays. The Company has in the past and may in the future experience delays in introducing its products. Although such delays have not had a material adverse effect on the Company, any future delays could cause the Company to miss an important selling season or other opportunities with a corresponding negative impact on revenues and operations.

RAPID TECHNOLOGICAL CHANGE

     The consumer software market and the personal computer industry in general are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. The Company's success is dependent upon, among other things, the ability of the Company to achieve and maintain technological and quality leadership by anticipating and developing new technologies and to remain competitive in terms of price and performance. If the Company were unable, due to resource constraints or technological or other reasons, to develop new technologies in a timely manner, this inability could have a material adverse effect on the Company's results of operations. To date, the Company's products have been produced for, and most of its product development efforts are directed toward, multimedia personal computers ("Multimedia PCS"). While the Company anticipates developing products for additional platforms that achieve market acceptance, a leveling off or decline in the sales rate of Multimedia PCS could have a material adverse effect on the Company's results of operations. In addition, although the Company believes certain elements of its production process are portable to additional platforms, there can be no assurance that the Company will be able to adapt its products or technologies to emerging hardware platforms or to successfully create software titles for such platforms.

COMPETITION

     The consumer entertainment software, educational software and multimedia development tools industries are highly competitive. The Company's competitors range from small companies with limited resources to large companies with greater financial, technical and marketing resources than those of the Company. The Company considers its competitors to include Broderbund Software, Inc., Electronic Arts, Inc., LucasArts Entertainment Company, Virgin Interactive Entertainment Inc., Davidson & Associates, The Learning Company, Edmark Corporation, Macromedia, Inc. and Microsoft Corporation, among others. Because the markets for interactive software products are still emerging and the cost barriers to entry into these markets are relatively low, the Company expects the number of competitors to increase. Companies with greater financial resources than the Company may be able to make greater investments in research and development, carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to licensors for commercially desirable characters and motion picture and television properties than the Company. In addition, the Company believes that potential new competitors, including large software companies, media companies and film studios, are increasing their focus on the interactive entertainment and educational software markets. Competition for the Company's products is influenced by the timing of competitive product releases and the similarity of such products to those of the Company, which may result in significant price competition, reduced profit margins, loss of shelf space or a reduction in sell-through of the Company's products at retail stores. In the school market for educational software, the Company will compete not only against other companies offering curriculum based software, but also with companies offering textbooks and other educational products. There can be no assurance that the Company will be able to compete successfully with current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

EMERGING INTERACTIVE SOFTWARE MARKET

     The market for interactive software titles is emerging and is dependent upon a number of variables, including consumer preferences, shipments of new Multimedia PCS, the installed base of Multimedia PCS and the number of other developers creating interactive software titles to stimulate market development. Any competitive, technological or other factor materially adversely affecting the introduction or sale of Multimedia PCS or interactive software titles would have a material adverse effect on the Company. Because the market for interactive software is relatively small in comparison with the overall market for consumer software products, it is impossible to predict with any degree of certainty the future rate of growth, if any, and the size of the market for the Company's products.

ENTRY INTO NEW MARKETS

     The Company intends to devote substantial resources to the development of interactive software products directed to the core curriculum education market. While the Company believes that its experience in the entertainment and edutainment markets will translate well to the development of products for use in schools and homes as part of the core curriculum, there can be no assurance that the market for core curriculum based interactive software products will develop or as to the timing or extent of any such development. In this regard, because many of the personal computers currently found in schools are not configured as multimedia systems and do not have sufficient processing power and memory to run the current generation of interactive products, development of the market for core curriculum based interactive software products will depend in part upon the acquisition by schools of multimedia systems or other platforms for which the Company's products may be developed. In addition, market distribution channels for core curriculum based educational products sold to schools differ from those through which the Company markets its entertainment titles. Accordingly, successful entry into the school market for such education products will require the Company to develop effective distribution channels not currently used by the Company.

     The Company also intends to enter the market for multimedia development tools through the development of a commercial version of TopGun(TM), the Company's proprietary interactive software development and playback system. The commercial success of TopGun(TM) will require selling efforts, distribution channel access and customer support different from that required for the Company's existing products. Further, the multimedia development tools market is characterized by an existing installed base of competitors' tools. As such, there can be no assurance that the Company will be able to successfully market, distribute or support TopGun(TM), nor can there be any assurance that TopGun(TM) will be able to gain market share from existing competitors' tools.

MANAGEMENT OF GROWTH

     The Company has experienced and may continue to experience rapid growth, having grown from 17 permanent employees and no historical revenues at January 1, 1994 to 268 permanent employees (supplemented by freelance talent and temporary employees) as of April 30, 1996 and net revenues of $12,161,205 during 1995 and $4,373,088 for the three months ended March 31, 1996. This type of rapid growth places a significant strain on the Company's operating procedures, financial resources, information systems and employees. The Company plans to introduce a significant number of additional products, expand its product development and production capacity, increase its development expenditures, expand its work force, enter into strategic relationships with third parties, expand into international markets and license certain technologies and production processes to third parties. To manage such growth, the Company will be required to continue to implement and improve its operating systems and to train and manage its employees. If the Company is unable to manage its growth effectively in its existing or new markets, the Company's operating results could be materially adversely affected.

PROTECTION OF PROPRIETARY RIGHTS

     The Company regards certain of its software and production techniques as proprietary and attempts to protect such software and techniques under patent, copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. The Company currently plans to distribute most of its software products on CD-ROM disks. It is possible for unauthorized third parties to copy or to reverse engineer the Company's products to obtain and use some programming or production techniques that the Company regards as proprietary. The Company has experienced only limited unauthorized copying of its products in the past, but if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, financial condition and operating results could be adversely affected. Further, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. As the number of interactive software products in the market increases and the functionality of these products further overlaps, the Company believes that interactive software will increasingly become the subject of claims that such software infringes the copyrights or patents of others. Any such claims, with or without merit, can be time consuming and difficult to defend.

MANUFACTURING AND DISTRIBUTION RISKS; PRODUCT RETURNS

     The production of the Company's products consists of pressing CD-ROM disks, assembling purchased product components, printing product packaging and user manuals and packaging finished products, all of which are performed for the Company by third party vendors in accordance with the Company's specifications and forecasts. Currently, the Company uses primarily one vendor for each of these services. While these services are available from multiple parties and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products could be remedied without undue delay and without materially and adversely affecting the Company's results of operations.

     The Company sells product primarily to distributors. Sales to a limited number of distributors have and will continue to constitute a substantial portion of the Company's revenues. Certain of the Company's agreements with its distributors are terminable by either party, with or without cause. The Company's agreements with its distributors generally contain no minimum purchase obligations. If the Company were to lose all or a significant portion of the revenue attributable to its principal distributors, or if its principal distributors were to lose sales of the Company's products to their principal accounts, the loss could have a material adverse effect on the Company's operating results. The distribution channels through which consumer software products are sold have been characterized by rapid change, including consolidations and financial difficulties of certain distributors and the emergence of new channels for distribution of consumer software products such as mass merchandisers. In addition, there are an increasing number of companies competing for access to these channels. Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and competition is intense among software products in general and interactive software titles in particular for adequate levels of shelf space and promotional support. Competitors of the Company with larger product lines and greater numbers of popular titles typically have greater bargaining power with distributors and resellers. The Company may not be able to achieve the levels of support and shelf space that such competitors receive.

     The Company's agreements with its distributors generally require that sales to a contracting distributor be made at a price no greater than that at which product is sold to any third party (including another distributor) and provide price protection in the form of credits to the contracting distributor if the Company sells a particular product to a third party at a price that is lower than the price at which that product was sold to the contracting distributor. These provisions typically extend price protection for products previously sold by the Company to the contracting distributor but which have not yet been sold through the distribution chain to the consumer. Most of the Company's distributors provide a variety of merchandising or marketing services (for which they are compensated by cash payments or credits against receivables), and the range and value of these services varies significantly from one distributor to another. Because of the variety of such arrangements and their potential impact on product pricing, it is possible, although the Company believes it is unlikely, that one or more distributors could assert a claim for price credits based upon sales made to other parties who buy products from the Company at a price, net of the value of services provided, that is less than the price paid by such distributors. While no such claims have been made or threatened, there can be no assurance that such claims will not be asserted in the future.

     The Company accepts product returns for stock balancing, on defective products and upon termination of a distributor agreement or discontinuance of a product. The Company's stock balancing policy allows distributors to make returns according to negotiated terms or pursuant to promotional terms which may be in effect. Generally, stock balancing returns are accepted up to a limit of 20% of product sales to the distributor during the previous month or quarter. From the inception of the Company through March 31, 1996, the Company has provided allowances of approximately 10% of sales. Future product returns which are greater than the Company's allowances could adversely affect the Company's operating results.

DEPENDENCE ON KEY EMPLOYEES

     The Company's future success depends to a significant degree on the continued service of its key personnel and on its ability to attract, motivate and retain highly qualified employees. In particular, the Company is dependent upon the management services of George D. Grayson and the creative talent and entertainment industry knowledge of Robert A. Ezrin and W. Scott Page. The Company's key employees may voluntarily terminate their employment with the Company at any time subject, in certain cases, to notice requirements. Competition for such employees is intense and the process of locating key management and technical personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect upon the Company's results of operations and on its research and development efforts. While the Company maintains for the Company's benefit a $5,000,000 key man life insurance policy covering George D. Grayson and currently intends to continue to do so, the Company is not obligated to maintain such key man life insurance and there can be no assurance that it will do so.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Future sales of substantial amounts of Common Stock in the public market could aversely affect prevailing market prices for shares of Common Stock. Of the approximately 13 million shares outstanding as of March 31, 1996, approximately 9.8 million shares, including all of the shares offered hereby, are or will be eligible for immediate sale in the public market subject, in some cases, to the volume restrictions of Rule 144 under the Securities Act. The remainder of the shares held by existing stockholders will become eligible for sale at various times pursuant to Rule 144. In addition, certain stockholders of the Company have rights to cause the Company to register the sale of their shares under the Securities Act.

CONCENTRATION OF STOCK OWNERSHIP; FACTORS INHIBITING TAKEOVER

     The Company's executive officers and directors together beneficially own approximately 43% of the outstanding Common Stock. As a result, such persons will continue to exercise substantial influence or control over the Company's affairs and business. In addition, the Company's Board of Directors can, without obtaining stockholder approval, issue shares of preferred stock having rights that could adversely affect the voting power of holders of the Common Stock. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. Any of the foregoing factors may delay, defer or prevent a change in control of the Company.



                             PLAN OF DISTRIBUTION

     The Shares were acquired by the Selling Stockholders in a private transaction. The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, each of the Selling Stockholders may from time to time offer his Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of the Shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares might be deemed to be underwriters, and any profit on the sale of such Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the Shares is made by a Selling Stockholder, to the extent required pursuant to the Securities Act, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers and agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Company will not bear any expenses incurred by any of the Selling Stockholders in connection with the sale of the Shares offered hereby other than expenses relating to the registration of the offer and sale of the Shares under the Securities Act.

     The Shares may be sold from time to time in one or more transactions on NASDAQ. Any such sales will be made at prices prevailing on the date of the sale.


                             SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock by each of the Selling Stockholders as of May 15, 1996. Unless otherwise indicated, each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

                                       NUMBER OF SHARES                               NUMBER OF SHARES
                                      BENEFICIALLY OWNED       NUMBER OF SHARES      BENEFICIALLY OWNED
   NAME OF SELLING STOCKHOLDER        PRIOR TO OFFERING          BEING OFFERED        AFTER OFFERING(1)
- ---------------------------------   ----------------------   --------------------  ----------------------
St. John H. Bain                           143,931                  41,016                102,915
David W. Mize                               42,389                  12,080                 30,309
John Littlehale                             40,462                  11,530                 28,932
St. John Bain                                8,671                   2,471                  6,200
Gail S. Bain                                 8,671                   2,471                  6,200
E. Roy Duff                                  7,707                   2,196                  5,511
V. Anderson Coombe                           7,225                   2,059                  5,166
William O. DeWitt, Jr.                       7,225                   2,059                  5,166
Mercer Reynolds, III                         7,225                   2,059                  5,166
Robert M. Mauk                               2,890                     824                  2,066
Elizabeth S. Wilkinson Trust                 2,409                     686                  1,723
John D. and Gillian I. Littehale             1,927                     549                  1,378

_________________________
(1) Assumes the sale of all Shares hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any Shares.

                                USE OF PROCEEDS

     Each Selling Stockholder will receive all of the net proceeds from the sale of the Shares owned by such Selling Stockholder and offered hereby. The Company will not receive any of the proceeds from the sale of such Shares.


                                 LEGAL OPINION

     The legality of the Shares offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.


                                    EXPERTS

     The financial statements and schedule of 7th Level, Inc. as of December 31, 1995 and 1994, and for the years then ended, and the period from April 28, 1993 (inception) through December 31, 1993, and the financial statements of 7th Level Sole Proprietorship as of December 31, 1993 and for the period from January 1, 1993 (inception) through December 31, 1993 appearing in the Company's Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following sets forth expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby payable by the Company:

          Commission registration fee...................    $   334.48
          Legal fees and expenses.......................      4,000.00
          Accounting fees and expenses..................      3,000.00
          Miscellaneous.................................      1,000.00
                                                            ----------
                    Total...............................    $ 8,334.48
                                                            ==========

          All of the foregoing, except the Commission registration fee, are estimated. All of the foregoing will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company has included in its Restated Certificate of Incorporation, as amended, a provision that eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director except for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) payment of an improper dividend or improper repurchase or improper redemption of the Company's stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation, as amended, further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the amended DGCL.

          Pursuant to Section 145 of the DGCL, the Company has included in its Restated Certificate of Incorporation and Bylaws, as amended, provisions that require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. The Company is required to indemnify any person who was or is (or is threatened to be made) a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, provided he had no reasonable cause to believe that his conduct was unlawful.

          In addition, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving in such role in another enterprise at the request of the Company. The indemnity includes expenses (including attorneys' fees) actually and reasonably incurred by him, provided the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests. However, no such person will be indemnified as to matters for which he is found to be liable to the Company unless, and only to the extent that, indemnification is ordered by a court.

          Pursuant to Section 145(g) of the DGCL, the Company's Bylaws, as amended, authorize the Company to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

          Pursuant to that certain Underwriting Agreement dated October 5, 1995 entered into by the Company in connection with the public offering and sale of 3,000,000 shares of Common Stock, the directors and officers of the Company signing this Registration Statement and certain controlling persons of the Company are indemnified against certain liabilities, including those arising under the Securities Act, in certain instances arising in connection with that offering.

ITEM 16.  EXHIBITS.

     4.1   --   Restated Certificate of Incorporation of the Company.
     4.2   --   Bylaws of the Company as adopted by the Board of Directors of the Company as of May 14, 1995; as amended by Amendment No. 1 thereto dated February 11, 1994.
     5.1   --   Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
    23.1   --   Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1 hereto).
    23.2   --   Consent of KPMG Peat Marwick LLP.

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this 21st day of May, 1996.

                                        7TH LEVEL, INC.



                                        By:    /s/ George D. Grayson
                                           -------------------------------------
                                                     George D. Grayson
                                                Chief Executive Officer and
                                                   Chairman of the Board

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       /s/ George D. Grayson             Chief Executive Officer and Chairman of the          May 21, 1996
- ------------------------------------     Board (Principal Executive Officer)
       GEORGE D. GRAYSON

       /s/ Robert Alan Ezrin             President and Director                               May 21, 1996
- ------------------------------------
       ROBERT ALAN EZRIN

         /s/ W. Scott Page               Executive Vice President of Production and           May 21, 1996
- ------------------------------------     Director
         W. SCOTT PAGE

        /s/ David R. Henkel              Chief Operating Officer and Director                 May 21, 1996
- ------------------------------------
        DAVID R. HENKEL

        /s/ David W. Craig               Chief Financial Officer (Principal                   May 21, 1996
- ------------------------------------     Financial Officer and Principal Accounting
        DAVID W. CRAIG                   Officer)


                                         Director                                             May ___, 1996
- ------------------------------------
            MERV ADELSON

          /s/ Steven Fink                Director                                             May 21, 1996
- ------------------------------------
          STEVEN FINK

        /s/ Lewis C. Solmon              Director                                             May 21, 1996
- ------------------------------------
        LEWIS C. SOLMON

                                 EXHIBIT INDEX

                                                                                SEQUENTIAL
   EXHIBIT                          DESCRIPTION OF EXHIBIT                       PAGE NO.
- -------------   -------------------------------------------------------------   ----------
    4.1*        Restated Certificate of Incorporation of the Company
    4.2**       Bylaws of the Company as adopted by the Board of Directors of the Company as of May 14, 1995; as amended by Amendment No. 1 thereto dated February 11, 1994
    5.1***      Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
   23.1         Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1 hereto)
   23.2***      Consent of KPMG Peat Marwick LLP

____________________
* Filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on September 19, 1994, and incorporated herein by reference.
** Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on May 18, 1994, and incorporated herein by reference.
***       Filed herewith.